UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 29, 2015

Date of Report (Date of earliest event reported)

FWF HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-199583	47-1405387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Stiftstr 32, 20099 Hamburg, Germany
(Address of principal executive offices)	(Zip Code)

(800) 873-0694

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 29, 2015, the Board of Directors of FWF Holdings, Inc., a Nevada corporation (the "Company") authorized the execution of that certain commercial agreement (the "Agreement") with Alimentos Kamuk Internacional (Costa Rica) S.A. ("AKI"). In accordance with the terms and provisions of the Agreement, the Company has agreed to purchase the hot sauce manufactured by AKI (the "Hot Sauce") with a purchase price (the "Purchase Price") that is subject to a 5%-7% annual price increase based on increased in production costs and raw materials and a potential volume discount starting from 10 pallets of a single product. For the first order, the Purchase Price shall be payable in full in advance and for subsequent orders, the Purchase Price shall be payable 50% in advance and the remaining balance net 30 days. In the event the relationship continues between the Company and AKI and exceeds $100,000 annually, revisions in the payment terms can be negotiated.

In further accordance with the terms and provisions of the Agreement: (i) all packaging material design will be the Company's property and will be used by AKI for such products; (ii) AKI shall guarantee a one year shelf life and in the event the shelf life is extended by the Company, the Company will indemnify AKI and be responsible for any damages, claims or returns; (iii) the Company shall supply the artwork for the labels; and (iv) the Company shall cover all expenses associated with customs clearance, taxes or charges incurred during importing of the Hot Sauce.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

10.01	Commercial Agreement dated April 29, 2015 between FWF Holdings Inc. and Alimentos Kamuk Internacional (Costa Rica) S.A.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FWF HOLDINGS INC.

DATE: May 15, 2015	By:	/s/ Nami Shams
Nami Shams
President/Chief Executive Officer